Exhibit 10.6

GABRIEL TECHNOLOGIES CORPORATION

PROMISSORY NOTE

$125,000.00	August 24, 2006

FOR VALUE RECEIVED, the undersigned, Gabriel Technologies Corporation, a Delaware corporation ("Company"), promises to pay to the order of Les Anderson ("Lender") the principal sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the “Principal”), plus an amount equal to 10% of the Principal (the “Note Obligation”). All payments on this Note shall be due and payable in lawful money of the United States of America at 14301 FNB Parkway, Suite 207, Omaha, Nebraska 68154 (or such other place as Lender may from time to time designate), at the time provided in Section 1 below. Further, the Lender will receive Warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of One Dollar ($1.00) per share, pursuant to the terms and conditions of a Warrant Certificate to be delivered by Company.

1. Payments. The entire Principal and Note Obligation shall be due and payable on October 24, 2006; provided, however, that any part or all of the Principal and Note Obligation may be voluntarily prepaid in whole or in part at any time. In the event that the Note is not paid in full on the Maturity Date, interest will accrue on the outstanding balance at a rate of 18% per annum.

2. Security. This Note is collateralized by all of the assets of the Company. Lender acknowledges that its security interest shall be subordinate to pre-existing secured indebtedness of the Company.

3. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorney’s fees and costs incurred by Lender.

4. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery.

5. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment thereof, or the breach thereof, shall be brought in the courts of Omaha, Nebraska, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

6. Assignment. This Note is not transferable by the Company, whether by sale, pledge or other disposition, without the prior written consent of Lender which consent may be withheld in Lender’s sole discretion, except that the Company may transfer this Note without such consent in connection with a merger or other similar transaction involving the Company.

7. Delaware Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Gabriel Technologies Corporation has caused this Promissory Note to be executed by its officer thereunto duly authorized.

GABRIEL TECHNOLOGIES CORPORATION

By:  /s/ Keith R. Feilmeier
Keith Feilmeier
Chief Executive Officer

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